Exhibit 99.1
Contact
Thomas H. King
Executive Vice President and
Chief Financial Officer
(404) 687-5905
ALLIED HOLDINGS
RENEWS DAIMLERCHRYSLER CONTRACT
Decatur, Georgia, December 22, 2005 — Allied Holdings, Inc. (AHIZQ.PK) announced today that its subsidiary, Allied Systems, Ltd., successfully renewed its vehicle delivery agreement with DaimlerChrysler Corporation. The agreement with DaimlerChrysler will extend Allied’s current contract through September 30, 2007. Pursuant to the terms of the renewed agreement, Allied will continue performing vehicle delivery services at all of the locations in North America that it currently serves for DaimlerChrysler.
The contract renewal includes increases in the underlying rates paid by DaimlerChrysler to Allied for vehicle delivery services effective October 1, 2005 and again effective October 1, 2006. Allied's current fuel surcharge program with DaimlerChrysler will remain in place during the term of the Agreement.
The agreement remains subject to approval by the United States Bankruptcy Court for the Northern District of Georgia.
About Allied Holdings
Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied’s subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.
Statements in this press release that are not strictly historical are “forward looking” statements. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. Investors are cautioned that such statements, including statements regarding approval of the renewal agreement by the Bankruptcy Court and the effect the renewed agreement with DaimlerChrysler will have on the Company’s financial performance during the term of the agreement, are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt agreements and customer contracts, the ability of the Company to obtain financing in the future, the Company’s highly leveraged financial position, and the ability of the Company to successfully complete a plan of reorganization and emerge from bankruptcy. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s reports filed with the Securities and Exchange Commission.
NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.